Exhibit 23(a)

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
General Electric Company:

We consent to the use of our report dated February 6, 2004, relating to the statement of financial position of General Electric Company and consolidated affiliates as of December 31, 2003 and 2002, and the related statements of earnings, changes in shareowners' equity and cash flows for each of the years in the three-year period ended December 31, 2003 incorporated by reference in the Registration Statement (No. 333-110771) on Form S-3 of General Electric Company, which report appears in the December 31, 2003 Annual Report on Form 10-K of General Electric Company. Our report refers to changes in the methods of accounting for variable interest entities and for asset retirement obligations in 2003, changes in the methods of accounting for goodwill and other intangible assets and for stock-based compensation in 2002, and changes in the methods of accounting for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets in 2001.

We consent to the references to our Firm under the heading "Experts" in the Prospectus (dated December 9, 2003) and under the headings "Selected Financial Information" and "Experts" in the Prospectus Supplement (dated March 8, 2004).

/s/ KPMG LLP


Stamford, Connecticut
March 8, 2004